Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Steve Pavlovich
Investor Relations
(510) 743-6833
spavlovich@opnext.com
OPNEXT REPORTS SECOND FISCAL QUARTER UNAUDITED OPERATING RESULTS
Fremont, CA. (November 4, 2010) Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for its second fiscal quarter ended September 30, 2010.
Financial Highlights for the Second Fiscal Quarter Ended September 30, 2010:
•
Revenue increased $7.5 million, or 9.5%, to $86.4 million, compared to $78.9 million in the quarter ended June 30, 2010. Revenue from sales of 10Gbps and below products increased $0.7 million, or 1.2%, to $56.5 million, compared to the quarter ended June 30, 2010, primarily as a result of increased sales of XFP modules. Revenue from sales of 40Gbps and above products increased $5.9 million, or 35.9%, to $22.2 million, compared to the quarter ended June 30, 2010, primarily as a result of an increase in sales of 40Gbps and 100Gbps modules. 40Gbps subsystem sales were flat compared to the quarter ended June 30, 2010. Revenue from sales of industrial and commercial products increased $1.0 million, or 14.9%, to $7.7 million, compared to the quarter ended June 30, 2010.

•
Revenue increased $5.4 million, or 6.7%, from $81.0 million in the quarter ended September 30, 2009. Revenue from sales of 10Gbps and below products increased $6.6 million, or 13.2%, compared to the quarter ended September 30, 2009. This growth was driven by increased sales of XFP and SFP+ modules, partially offset by decreased sales of Xenpak and X2 modules. Revenue from sales of 40Gbps and above products decreased $5.8 million, or 20.7%, compared to the quarter ended September 30, 2009, primarily as a result of a decline in revenue from 40Gbps subsystem sales, partially offset by increased revenue from sales of 40Gbps and 100Gbps modules. Revenue from sales of industrial and commercial products increased $4.6 million, or 148.4%, compared to the quarter ended September 30, 2009.

•
Alcatel-Lucent, Cisco Systems, Inc., and Huawei Technologies Co., Ltd. each represented 10% or more of total revenues in the quarter ended September 30, 2010. Combined, sales to these three customers represented 47% of total revenues compared to 51% in the quarter ended June 30, 2010.

•
Gross margin was 20.4% for the quarter ended September 30, 2010, compared to 18.8% in the quarter ended June 30, 2010. Non-GAAP gross margin was 22.2% in the quarter ended September 30, 2010, compared to 20.9% in the quarter ended June 30, 2010. Compared to the quarter ended June 30, 2010, gross margin was favorably impacted by higher sales volumes, a higher mix of 40Gbps and above revenues, lower average per unit material and outsourcing costs, and lower obsolete inventory and warranty charges. Gross margin was unfavorably impacted by a 140 basis point negative impact from foreign currency exchange rate fluctuations, and lower average per unit selling prices.

•
Operating loss was $13.6 million for the quarter ended September 30, 2010, compared to an operating loss of $16.2 million for the quarter ended June 30, 2010. Non-GAAP operating loss was $9.8 million for the quarter ended September 30, 2010, compared to $12.0 million for the quarter ended June 30, 2010. The decrease in non-GAAP operating loss primarily resulted from higher gross margin.

•
Net loss was $14.4 million for the quarter ended September 30, 2010, or $0.16 per fully diluted share, compared to a net loss of $16.3 million, or $0.18 per fully diluted share, for the quarter ended June 30, 2010. Non-GAAP net loss for the quarter ended September 30, 2010 was $10.7 million, or $0.12 per fully diluted share, compared to a non-GAAP net loss of $12.1 million, or $0.13 per fully diluted share, for the quarter ended June 30, 2010.

•
Cash and cash equivalents decreased by $9.4 million to $97.5 million at September 30, 2010, compared to $106.9 million at June 30, 2010, reflecting $6.2 million of cash used in operations, $3.0 million of capital lease payments and $2.1 million of capital expenditures, partially offset by a $1.9 million benefit from foreign currency exchange fluctuations. Other than cash and cash equivalents, net current assets increased by approximately $1.8 million as a result of a $4.4 million increase in accounts receivable, a $4.1 million increase in inventories and a $1.5 million decrease in accrued expenses and other assets and liabilities, partially offset by an $8.2 million increase in accounts payable.

•
EBITDA was negative $6.4 million for the quarter ended September 30, 2010, compared to negative $8.5 million for the quarter ended June 30, 2010. Adjusted EBITDA was negative $4.4 million for the quarter ended September 30, 2010, compared to negative $6.1 million for the quarter ended June 30, 2010.

Reconciliations between gross margin, operating loss and net loss on a GAAP basis and a non-GAAP basis and net loss to EBITDA and Adjusted EBITDA are provided in the tables appearing at the end of this release.
Market Observations and Guidance:
“We are pleased to report solid growth for Opnext in the quarter ended September 30, 2010,” said Gilles Bouchard, Opnext’s President and CEO. “At $86.4 million, revenue in the September quarter set a new high for Opnext, largely based on strong 40Gbps and above module sales,” continued Mr. Bouchard. “The strength in 40Gbps and above modules, combined with recent customer and industry analyst forecasts, offers encouraging evidence that the markets we have been investing in — 40G and 100G — are becoming a key growth engine for the optical industry.”
“Based on the foregoing, we expect revenues to be between $87.0 million and $92.0 million in our third fiscal quarter ending in December 2010,” concluded Mr. Bouchard.
Forward-Looking Statements:
Statements made in this press release include forward-looking statements, including, but not limited to, those related to future revenues, growth of revenues, market position, acceptance of certain new products, management’s expectations with respect to the Company’s initiatives, position for future growth, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:
•
projected revenues for the quarter ending December 31, 2010, as well as the general outlook for the future, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•
the market in which the Company operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.

Other factors that could cause the Company’s future, including future financial position and results from operations, to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the success of the Company’s research and development efforts; the ability of the Company to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property; market trends and the adoption of industry standards; the ability of the Company to realize the value from the acquisition of StrataLight Communications, Inc.; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed on June 14, 2010, as amended, as well as the Company’s press releases and other periodic filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.

Conference Call:
The Company’s management will conduct a conference call at 1:30 p.m. PT, today, Thursday, November 4, 2010, to discuss these results in detail. You may participate in this conference call by dialing 866-365-3198 (United States) or 702-928-6762 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 19425528. A replay of the conference call can be accessed starting approximately four hours after the call through Thursday, November 18, 2010, by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 19425528. A live webcast of the call will be accessible on the Investor Relations section of the Company’s website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page under Events and Presentations in the Investor Relations section of the website.
(OPXT-G)
About Opnext:
Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with one of the industry’s largest portfolio of 10G and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2010	March 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$97,514	$132,643
Trade receivables, net	69,406	54,849
Inventories	109,369	93,018
Prepaid expenses and other current assets	8,528	4,755

Total current assets	284,817	285,265
Property, plant, and equipment, net	67,558	60,322
Purchased intangibles	20,647	24,220
Other assets	433	491

Total assets	$373,455	$370,298

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$57,910	$44,040
Accrued expenses	22,883	22,101
Short-term debt	23,969	21,430
Capital lease obligations	14,204	12,515

Total current liabilities	118,966	100,086
Capital lease obligations	15,353	11,202
Other long-term liabilities	6,395	5,470

Total liabilities	140,714	116,758

Total shareholders’ equity	232,741	253,540

Total liabilities and shareholders’ equity	$373,455	$370,298

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues	$86,376	$80,975	$165,242	$166,284
Cost of sales	67,344	61,941	129,974	129,059
Amortization of acquired developed technology	1,445	1,445	2,890	2,890

Gross margin	17,587	17,589	32,378	34,335
Research and development expenses	16,442	18,733	32,824	37,797
Selling, general and administrative expenses	14,128	13,508	28,404	27,948
Amortization of purchased intangibles	342	2,342	684	8,556
Loss on disposal of property and equipment	250	1	239	10

Operating loss	(13,575)	(16,995)	(29,773)	(39,976)
Interest expense, net	(203)	(161)	(389)	(254)
Other expense, net	(623)	(676)	(478)	(1,304)

Loss before income taxes	(14,401)	(17,832)	(30,640)	(41,534)
Income tax expense	(26)	(81)	(47)	(96)

Net loss	$(14,427)	$(17,913)	$(30,687)	$(41,630)

Net loss per share:
Basic	$(0.16)	$(0.20)	$(0.34)	$(0.47)
Diluted	$(0.16)	$(0.20)	$(0.34)	$(0.47)

Weighted average number of shares used in computing net loss per share:
Basic	89,889	88,769	89,881	88,731
Diluted	89,889	88,769	89,881	88,731

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009
Cash flows from operating activities
Net loss	$(14,427)	$(17,913)	$(30,687)	$(41,630)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,047	5,886	11,801	11,610
Amortization of purchased intangibles	1,787	3,787	3,574	11,446
Stock-based compensation expense associated with the StrataLight Employee Liquidity Bonus Plan	—	1,517	—	3,035
Stock-based compensation expense associated with equity awards	1,891	1,691	3,944	3,338
Loss on disposal of property and equipment	250	1	239	10
Changes in net current assets excluding cash and cash equivalents	(1,775)	(2,652)	(14,761)	5,367

Net cash used in operating activities	(6,227)	(7,683)	(25,890)	(6,824)
Cash flows from investing activities
Capital expenditures	(2,074)	(1,062)	(5,189)	(2,785)

Net cash used in investing activities	(2,074)	(1,062)	(5,189)	(2,785)
Cash flows from financing activities
Payments on capital lease obligations	(2,958)	(2,705)	(5,593)	(5,494)
Exercise of stock options	17	4	55	4

Net cash used in financing activities	(2,941)	(2,701)	(5,538)	(5,490)
Effect of foreign exchange rates on cash and cash equivalents	1,870	1,218	1,488	1,220

Decrease in cash and cash equivalents	(9,372)	(10,228)	(35,129)	(13,879)
Cash and cash equivalents at beginning of period	106,886	165,258	132,643	168,909

Cash and cash equivalents at end of period	$97,514	$155,030	$97,514	$155,030

Non-cash financing activities
Capital lease obligations incurred	$(5,557)	$—	$(8,422)	$(109)

Opnext Non-GAAP Financial Measures
Management excludes certain charges and expenses from its gross margin and operating loss GAAP financial measures for the purpose of assessing the Company’s operating performance. Accordingly, the Company provides these non-GAAP measures as supplemental information, in addition to the GAAP presentation, in an effort to provide greater transparency and insight into management’s method of analysis. The Company also provides non-GAAP net loss and net loss per share financial measures to demonstrate the impact of its non-GAAP operating performance measures on these financial measures.
Our non-GAAP financial measures exclude the following items, each of which (with the exception of stock-based compensation expense) represents an acquisition-related expense of the Company, for the reasons set forth below:
Amortization of intangible assets and fair value adjustment of acquired inventory: In connection with the acquisition of StrataLight Communications, Inc. (“StrataLight”), the Company acquired certain intangible assets related to developed product technology, order backlog, customer relationships and inventory, all of which were recorded at fair value. The useful lives of the intangible assets range up to five years and the intangible assets are being amortized on a straight-line basis over their respective useful lives. The increase from historical cost to fair value of acquired inventory is being realized as the goods are sold. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Business integration costs: During the quarter ended December 31, 2008, the Company began to incur costs associated with the integration of StrataLight. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Employee Liquidity Bonus Plan: As part of the acquisition of StrataLight, the Company assumed the costs of an employee bonus plan providing certain employees, directors and other designees of StrataLight with a portion of the merger consideration in the form of cash payments and the Company’s stock. Twenty-five percent (25%) of the plan awards vested on January 31, 2009, fifty percent (50%) vested on October 31, 2009 and the remaining twenty-five percent (25%) of the plan awards vested during the quarter ending March 31, 2010. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Restructuring activities: Subsequent to the acquisition of StrataLight, effective April 1, 2009, the Company relocated its corporate headquarters from Eatontown, NJ, to Fremont, CA, and during the quarter ended March 31, 2009, began to incur workforce-related charges, such as severance payments, retention bonuses and employee relocation costs related to a formal restructuring plan and building costs for facilities not required for ongoing operations. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Stock-based compensation expense: Depending upon the size, timing and the terms of stock-based awards, the related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.

Opnext, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)

					Three Months
	Three Months Ended		Six Months Ended		Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	June 30,
	2010	2009	2010	2009	2010
GAAP gross margin	$17,587	$17,589	$32,378	$34,335	$14,791
GAAP gross margin %	20.4%	21.7%	19.6%	20.6%	18.8%
Cost of sales adjustments:
Amortization of acquired developed technology	$1,445	$1,445	$2,890	$2,890	$1,445
Stock-based compensation expense	119	181	332	332	213
Employee Liquidity Bonus Plan expense	—	343	—	795	—
Restructuring costs	—	—	28	—	28
Acquired inventory mark-up	—	—	—	977	—

Total cost of sales adjustments	$1,564	$1,969	$3,250	$4,994	$1,686

Non-GAAP gross margin	$19,151	$19,558	$35,628	$39,329	$16,477

Non-GAAP gross margin %	22.2%	24.2%	21.6%	23.7%	20.9%

					Three Months
	Three Months Ended		Six Months Ended		Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	June 30,
	2010	2009	2010	2009	2010
GAAP operating loss	$(13,575)	$(16,995)	$(29,773)	$(39,976)	$(16,198)
GAAP operating loss %	(15.7)%	(21.0)%	(18.0)%	(24.0)%	(20.5)%
Operating loss adjustments:
Amortization of purchased intangibles	$342	$2,342	$684	$8,556	$342
Total cost of sales adjustments	$1,564	$1,969	$3,250	$4,994	$1,686
Research and development adjustments:
Stock-based compensation expense	$411	$344	$798	$632	$387
Employee Liquidity Bonus Plan expense	—	1,802	—	3,476	—
Restructuring costs	53	59	209	218	156

Total research and development adjustments	$464	$2,205	$1,007	$4,326	$543
Selling, general and administrative adjustments:
Stock-based compensation expense	$1,361	$1,166	$2,814	$2,374	$1,453
Employee Liquidity Bonus Plan expense	—	785	—	1,440	—
Restructuring costs	9	173	168	1,055	159
Business integration costs	—	115	—	480	—

Total selling, general and administrative adjustments	$1,370	$2,239	$2,982	$5,349	$1,612

Non-GAAP operating loss	$(9,835)	$(8,240)	$(21,850)	$(16,751)	$(12,015)

Non-GAAP operating loss %	(11.4)%	(10.2)%	(13.2)%	(10.1)%	(15.2)%

					Three Months
	Three Months Ended		Six Months Ended		Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	June 30,
	2010	2009	2010	2009	2010
GAAP net loss	$(14,427)	$(17,913)	$(30,687)	$(41,630)	$(16,260)
GAAP net loss %	(16.7)%	(22.1)%	(18.6)%	(25.0)%	(20.6)%
GAAP net loss per share:
Basic	$(0.16)	$(0.20)	$(0.34)	$(0.47)	$(0.18)
Diluted	$(0.16)	$(0.20)	$(0.34)	$(0.47)	$(0.18)
Net loss adjustments:
Amortization of purchased intangibles	$342	$2,342	$684	$8,556	$342
Total cost of sales adjustments	$1,564	$1,969	$3,250	$4,994	$1,686
Total research and development adjustments	$464	$2,205	$1,007	$4,326	$543
Total selling, general and administrative adjustments	$1,370	$2,239	$2,982	$5,349	$1,612

Non-GAAP net loss	$(10,687)	$(9,158)	$(22,764)	$(18,405)	$(12,077)

Non-GAAP net loss %	(12.4)%	(11.3)%	(13.8)%	(11.1)%	(15.3)%

Non-GAAP net loss per share:
Basic	$(0.12)	$(0.10)	$(0.25)	$(0.21)	$(0.13)
Diluted	$(0.12)	$(0.10)	$(0.25)	$(0.21)	$(0.13)
Shares
Basic	89,889	88,769	89,881	88,731	89,873
Diluted	89,889	88,769	89,881	88,731	89,873

EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net loss excluding the impact of net interest expense, income tax expense, depreciation and amortization of property, plant and equipment and amortization of purchased intangibles. Adjusted EBITDA represents EBITDA excluding the charges and expenses set forth in the table below. Such charges and expenses are excluded from EBITDA internally when evaluating our operating performance to permit a more meaningful comparison between our core business operating results over different periods of time as well as to those of other similar companies. Management believes that EBITDA and Adjusted EBITDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period results, and provide additional information that is useful to investors in evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation of net loss, EBITDA and Adjusted EBITDA.

					Three Months
	Three Months Ended		Six Months Ended		Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	June 30,
	2010	2009	2010	2009	2010
Earnings before interest, taxes, depreciation and amortization:
GAAP net loss	$(14,427)	$(17,913)	$(30,687)	$(41,630)	$(16,260)
Depreciation and amortization of property, plant and equipment	6,047	5,886	11,801	11,610	5,754
Amortization of purchased intangibles	1,787	3,787	3,574	11,446	1,787
Interest expense, net	203	161	389	254	186
Income tax expense	26	81	47	96	21

EBITDA	$(6,364)	$(7,998)	$(14,876)	$(18,224)	$(8,512)
Stock-based compensation expense	1,891	1,691	3,944	3,338	2,053
Restructuring costs	62	232	405	1,273	343
Employee Liquidity Bonus Plan expense	—	2,930	—	5,711	—
Business integration costs	—	115	—	480	—
Acquired inventory mark-up	—	—	—	977	—

Adjusted EBITDA	$(4,411)	$(3,030)	$(10,527)	$(6,445)	$(6,116)